EXHIBIT 10.3
[EMULEX LETTERHEAD]
December 19, 2006
James M. McCluney
c/o Emulex Corporation
3333 Susan Street
P.O. Box 6725
Costa Mesa, CA 92626

Re:	Amendment to Addendum to Offer of Employment Letter
Dear Jim:
     We refer to our offer of employment to you set forth in our letter dated November 13, 2003 (the “Offer Letter”) and the addendum dated November 14, 2003 (the “Addendum”) which amends such Offer Letter. Such Addendum and the Offer Letter are hereby amended by the following terms and conditions which are intended to conform the Offer Letter and the Addendum (as previously modified by the adoption of the amended Key Employee Retention Agreement effective September 5, 2006, which was entered into in connection with your appointment as Chief Executive Officer and President) with applicable requirements under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
     This amendment is intended to conform the terms of the Offer Letter and the Addendum to the requirements of Section 409A(a)(2)(B)(i) of the Code applicable to nonqualified deferred compensation paid on separation from service to certain specified employees of publicly traded corporations. Section 409A(a)(2)(B)(i) of the Code provides that a “specified employee” (an officer earning more than $130,000, a more than 5% owner or a more than 1% owner earning more than $150,000) of a publicly traded corporation who is entitled to a distribution of nonqualified deferred compensation on account of separation from service may not receive such distribution until six months after separation from service (or upon death, if earlier). In the event your employment is terminated by the Company without Cause, the terms of paragraph 3 of the Addendum provide certain severance benefits that are subject to the specified employee rules under Section 409A of the Code. This amendment also clarifies certain terms applicable to the continued provision of group health plan benefits under COBRA.
     Paragraph 3 of the Addendum is hereby amended and replaced in its entirety, effective as of January 1, 2005, to read as follows:
“3) In the event your employment is terminated by the Company without Cause (as such term is defined in the Emulex Key Employee Retention Agreement effective September 5, 2006 by and between you and the Company), provided that you execute a General Release in a form acceptable to the Company, and further provided that such General Release becomes effective in accordance with its terms, the Company shall provide you with: (i) continuation of your base salary for a period of one year (at the rate in effect at time of termination less all required deductions and withholdings); (ii) any deferred incentive bonuses (less all required deductions and withholdings); (iii) continuation of group health coverage under COBRA for you and your eligible family members, if any, for up to one year, at the Company’s expense, but subject to your payment of any portion of the premiums that you would be responsible for paying if your employment continued during such period; and continued vesting of stock options for one year, all in exchange for your continued compliance with the Employee Creation and Non-Disclosure Agreement. Notwithstanding anything to the contrary in this Paragraph 3, in the event any benefits under this agreement (including, without limitation, the benefits in clauses (i) and (ii) of this Paragraph 3) are determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and you are a specified employee as defined in Section 409A(2)(B)(i) of the Code, such amounts will not be paid before the date which is six months after your employment terminates. The determination of whether and what amount of the benefits constitute deferred compensation and whether you are a specified employee within the meaning of Section 409A(2)(B)(i) of the Code shall be determined by the by the board of directors of the Company or its delegate and any such determination shall be final and binding on the Company and you, unless such decisions are determined to be arbitrary and capricious by a court having jurisdiction. The Company makes no representation and the Company shall have no liability to you or any other person if any benefits provided pursuant to the terms of this agreement are determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the payment terms of such benefits do not satisfy the additional conditions applicable to nonqualified deferred compensation under Section 409A of the Code and this Paragraph 3.”
     Paragraph 4 of the Addendum is hereby amended and replaced in its entirety to read as follows:
“4) This letter, the Offer Letter and Addendum, the Employee Creation and Non-Disclosure Agreement and the Emulex Key Employee Retention Agreement effective September 5, 2006 constitute the entire agreement between you and the Company with respect to the subject matter contained herein and supersede and replace all prior agreements, arrangements and understandings, written or oral, between you and the Company with respect to the subject matter contained herein. This letter may only be modified by an instrument in writing, signed by you and the Company’s Executive Chairman.
     Notwithstanding the foregoing, you hereby agree that your acceptance of the revised terms of employment hereunder (as evidenced by your signing this amendment letter) shall not constitute a Demotion within the meaning of the Emulex Key Employee Retention Agreement or termination without Cause under the terms of the Addendum to the Offer Letter.

     The validity, interpretation, construction and performance of this letter, the Offer Letter and Addendum shall be governed by and construed in accordance with the laws of the State of California, without regard to its principles of conflicts of laws that would defer to the substantive laws of another jurisdiction.
Sincerely,
Emulex Corporation

By:

Paul F. Folino, Executive Chairman
Agreed to and Accepted:

Dated:

James M. McCluney